Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-63842) pertaining to the APAC Customer Services, Inc. Second Amended and Restated 1995 Incentive Stock Plan,
(2)	Registration Statement (Form S-8 No. 333-66665) pertaining to the APAC Teleservices, Inc. Amended and Restated 1995 Incentive Stock Plan, and
(3)	Registration Statement (Form S-8 No. 333-01718) pertaining to the APAC Customer Services, Inc. Second Amended and Restated 1995 Incentive Stock Plan;
of our reports dated February 18, 2011, with respect to the consolidated financial statements and schedule of APAC Customer Services, Inc., and the effectiveness of internal control over financial reporting of APAC Customer Services, Inc., included in this Annual Report (Form 10-K) for the year ended January 2, 2011.
/s/ Ernst & Young LLP
Chicago, Illinois
February 18, 2011